Exhibit 4.14(a)

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Description of Capital Stock

The following summary of the terms of Ashland Global Holdings Inc.’s (“Ashland”) capital stock is based upon Ashland’s Amended and Restated Certificate of Incorporation (the “Certificate”) and Ashland’s By-laws, amended and restated as of November 15, 2017 (the “By-laws”). The summary is not complete, and is qualified by reference to Ashland’s Certificate of Incorporation and By-laws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read the Certificate, By-laws and the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.

Authorized Shares of Capital Stock

Ashland’s authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value, and 30,000,000 shares of preferred stock, no par value, in one or more series.  As of October 31, 2019, there were 60,183,754 shares of Ashland common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Listing

Ashland’s common stock is listed and principally traded on the New York Stock Exchange under the symbol “ASH”.

Voting Rights

Each share of common stock entitles its holder to one vote in the election of directors and other matters properly submitted to a vote of the holders of Ashland common stock; provided, however, that, except where required by law, holders of Ashland common stock will not be entitled to vote on any amendment to Ashland’s Certificate (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon.

Dividend Rights

Subject to any prior rights of the holders of any preferred stock that may be outstanding, holders of common stock are entitled to receive, on a pro rata basis, such dividends and distributions, if any, as may be lawfully declared from time to time by the Ashland board of directors (the “Ashland Board”). Declaration and payment of dividends are subject to the discretion of the Ashland Board, and the holders of outstanding shares of Ashland common stock will be entitled to receive dividends only when declared by the Ashland Board. If declared, dividends may be paid in cash, in property or in shares of Ashland’s capital stock.

Liquidation Rights

In the event of Ashland’s liquidation, dissolution or winding up, either voluntary or involuntary, subject to any prior rights of the holders of any preferred stock that may be outstanding, the holders of Ashland common stock will be entitled to share, ratably according to the number of shares of common stock held by them, in all of Ashland’s remaining assets legally available for distribution to its stockholders after payment of all of Ashland’s prior obligations.

Other Rights and Preferences

The holders of Ashland common stock will not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to Ashland common stock.

Preferred Stock

The Ashland Board may, by a majority vote and without stockholder approval, designate and issue, out of the unissued authorized shares of preferred stock, shares of preferred stock from time to time in one or more series. Each such series will have such distinctive designation as shall be stated and expressed in the resolution or resolutions adopted by the Ashland Board providing for the initial issuance of shares of such series. The Ashland Board may fix and determine the preferences, limitations and relative rights of each series of preferred stock, including voting rights (if any), which could have the effect of, among other things, restricting dividends on the Ashland common stock, diluting the voting power of the Ashland common stock or providing that holders of preferred stock have the right to vote on matters as a class, impairing the liquidation rights of the Ashland common stock, or delaying or discouraging a change in control of Ashland or the removal of Ashland’s existing directors.

Transfer Agent and Registrar

EQ Shareowner Services is the transfer agent and registrar of Ashland’s common stock.

Certain Certificate of Incorporation and By-laws Provisions

Election of Directors.  Ashland’s Certificate and By-laws provide that directors shall be elected at each annual meeting and shall hold office until the next annual meeting of stockholders and until each of their successors has been duly elected and qualified. The vote required for the election of directors, other than in a contested election of directors, shall be the affirmative vote of a majority of the votes cast with respect to a director nominee. In any contested election of directors, the persons receiving the greatest number of the votes cast for their election, up to the number of directors to be elected in such election, shall be deemed elected.  Ashland’s Certificate does not grant stockholders the right to vote cumulatively.

Action by Written Consent.  Under Ashland’s Certificate, subject to the rights of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by Ashland’s stockholders may be effected by the unanimous written consent of such stockholders.

Special Meetings.  Under Ashland’s By-laws, subject to certain disclosure and procedural requirements, a special meeting of stockholders may be called by either the Ashland Board or by the Secretary of the Corporation upon receipt of a written request from record holders of shares representing at least thirty-three percent (33%) of the issued and outstanding shares of capital stock entitled to vote on any issue proposed to be considered at such meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominees.  Ashland’s By-laws require stockholders seeking to nominate persons for election as directors at an annual or special meeting of stockholders, or to bring other business before an annual or special meeting, to provide timely notice, in proper form, to Ashland’s corporate secretary. Such notice must be in proper written form and must set forth certain information described in the By-laws related to the stockholder giving the notice, any other beneficial owner of Ashland capital stock owned by such stockholder and certain affiliates of the foregoing.  These provisions might preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.

Certain Amendments to the Certificate.  The DGCL provides that amendments to the certificate of incorporation generally require the board of directors to adopt a resolution setting forth the proposed amendment, which must then be approved by the affirmative vote of a majority of the voting power of outstanding stock entitled to vote thereon and a majority of the voting power of outstanding stock of each class entitled to vote thereon separately as a class. However, a corporation’s certificate of incorporation may provide for a greater vote.

In addition to any vote required by law, Ashland’s Certificate requires the affirmative vote of holders of at least 80% of the voting power of the then outstanding voting stock of Ashland, voting together as a single class, to amend, alter, change, or repeal or to adopt any provision inconsistent with the provisions regarding (i) this 80% voting requirement; (ii) the board size, vacancies and terms of office and election and nomination of directors; (iii) action by written consent of the stockholders and (iv) the adoption, amendment or repeal of by-laws.

Ashland’s Certificate also provides that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to Ashland’s Certificate (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to Ashland’s Certificate (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL.

Certain Amendments to the By-laws.  Under the DGCL, the power to adopt, alter and repeal by-laws is vested in the stockholders, except to the extent that a corporation’s certificate of incorporation vests concurrent power in the board of directors.  Ashland’s Certificate expressly authorizes the Ashland Board to adopt, repeal, alter or amend Ashland’s By-laws by the vote of a majority of the entire Ashland Board or such greater vote as shall be specified in the By-laws.

Ashland’s Certificate expressly provides that for stockholders to adopt, alter, amend or repeal by-laws, the affirmative vote of the holders of at least 80% of the then outstanding voting power of Ashland, voting as a single class, is required.

Exclusive Forum.  Ashland’s By-laws provide that, unless Ashland consents in writing to the selection of another forum, the Court of Chancery of the State of Delaware shall be the exclusive forum for: (i) any derivative action or proceeding brought on Ashland’s behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or employee to Ashland or its stockholders, (iii) any action asserting a claim pursuant to the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine. In the event the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Ashland’s By-laws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to this provision.

Anti-Takeover Effects under Certain Delaware Laws

Ashland is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.